EXHIBIT 10.14

SERVICE AGREEMENT

SERVICE AGREEMENT (this “Service Agreement”), dated as of January 14, 2008, by and between CIBC DELAWARE HOLDINGS INC., a Delaware corporation, having offices at 300 Madison Avenue, New York, NY 10017 (“Provider”) and OPPENHEIMER & CO. INC., a New York corporation, having offices at 300 Madison Avenue, New York, NY 10017 (“Occupant”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Amended and Restated Lease, dated as of April 24, 2002 (as the same may be amended, restated or otherwise modified from time to time, the “Lease”), BFP 300 Madison II LLC, a Delaware limited liability company (the “Landlord”) leased to Provider certain premises, a portion of which consists of approximately 1,307 square feet of space on the sub cellar level, approximately 47,476 square feet of space comprising the entire 3rd floor, approximately 47,619 square feet of space comprising the entire 4th floor, approximately 29,159 square feet of space on the 5th floor, approximately 1,577 square feet of space on the 6th floor and approximately 34,596 square feet of space on the 7th floor (collectively, the “Space”), as shown on Exhibit A attached hereto and made a part hereof, located in the building located at 300 Madison Avenue, New York, New York (the “Building”); and

WHEREAS, Provider desires to permit Occupant to occupy the Space and provide certain services to Occupant upon the terms and conditions set forth herein; and

WHEREAS, pursuant to the terms of that certain Asset Purchase Agreement, dated as of November 2, 2007 (the “Asset Purchase Agreement”) by and among Oppenheimer Holdings Inc., a Canadian corporation (“Buyer Parent”), Oppenheimer & Co. Inc., a New York corporation and a wholly-owned indirect broker/dealer subsidiary of Buyer Parent (“Buyer”), Canadian Imperial Bank of Commerce, a Canadian chartered bank (“Seller Parent”), CIBC World Markets Corp., a Delaware corporation and a wholly-owned indirect broker/dealer subsidiary of Seller Parent (the “Company”), and CIBC World Markets plc, a public limited company organized under the laws of England and a wholly-owned direct broker/dealer subsidiary of Seller Parent (“UK Seller”), Seller Parent agreed to cause Provider, and Buyer agreed to cause Occupant, to enter into this Service Agreement.

NOW, THEREFORE, in consideration of the fees to be paid hereunder by Occupant to Provider and the mutual terms, covenants and conditions hereinafter set forth, Provider does hereby permit Occupant to occupy the Space upon the terms and conditions of this Service Agreement.

1.

Definitions.  The terms defined in this Section 1 shall, for the purposes of this Service Agreement, have the following meanings:

“Affiliate” means, with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.

“Approved Plans and Specifications” has the meaning set forth in Section 6(c).

“Asset Purchase Agreement” has the meaning set forth in the recitals.

“Building” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday or Sunday or other day on which banks in New York, New York, are closed or are authorized to be closed.

“Buyer” has the meaning set forth in the recitals.

“Buyer Parent” has the meaning set forth in the recitals.

“Certificate of Occupancy” means a certificate of occupancy (temporary or permanent) issued by the Department of Buildings of New York City pursuant to Section 645 of the New York City Charter or any successor statute of similar import, or other similar certificate issued by a department or agency of New York City in lieu thereof.

“Company” has the meaning set forth in the recitals.

“Data Center” has the meaning set forth in Section 9.

“Default” means any condition or event which constitutes or, after notice or lapse of time, or both, would constitute an Event of Default.

“Environmental Claim” means any claim, action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, release or threatened release into the environment, of any Hazardous Substance or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign laws, statutes, regulations or ordinances, governmental guidelines, contractual obligations, judicial or administrative orders, decrees, directives, judgments and opinions, pertaining to health, industrial hygiene, pollution, Hazardous Substances or the environment, including, but not limited to, each of the following, as enacted as of the date hereof or as hereafter amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (also known as CERCLA), 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq.; the Toxic Substance Control Act, 15 U.S.C. §§ 2601 et seq.; the Water Pollution Control Act (also known as the Clean Water Act), 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.

“Environmental Permits” means all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws.

“Environmental Violation” has the meaning set forth in Section 41(c)(iii).

“Event of Default” has the meaning set forth in Section 17.

“Expiration Date” means the date of the expiration of the Occupancy Period as set forth in Section 2(a).

“Governmental Authority” means any of the United States of America, the State of New York, New York City and any agency, department, commission, board, bureau, instrumentality or political subdivision of any of the foregoing, now existing or hereafter created, having jurisdiction over the Space or any portion thereof.

“Hazardous Substance” means any material, waste or substance which is (1) included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic or hazardous pollutants,” “toxic materials,” “toxic substances,” or “solid waste” in or pursuant to any Environmental Law, or subject to regulation under any Environmental Law; (2) listed in the United States Department of Transportation Optional Hazardous Materials Table, 49 C.F.R. § 172.101, as enacted as of the date hereof or as hereafter amended, or in the United States Environmental Protection Agency List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302, as enacted as of the date hereof or as hereafter amended; or (3) an explosive, radioactive material, waste or substance, asbestos in any form, a polychlorinated biphenyl, petroleum or a petroleum product or waste oil, natural gas and urea formaldehyde foam insulation.

“Impositions” shall mean the following items imposed by any Governmental Authority: (a) Taxes, (b) personal property taxes, (c) occupancy and rent taxes, (d) water, water meter and sewer rents, rates and charges, (e) excises, (f) levies, (g) license and permit fees, (h) any amounts levied, in whole or in part, for public benefits to the Building, including, without limitation, Business Improvement District and similar charges, and (i) fines, penalties and other similar or like governmental charges applicable to the foregoing and any interest or costs with respect thereto.

“Landlord” has the meaning set forth in the recitals.

“Landlord’s Consent” means the written consent of Landlord to this Service Agreement on its standard form of consent or the Landlord being deemed to consent to this Service Agreement pursuant to Section 10.07(b) of the Lease.

“Late Charge” means a charge computed on the amount in question at a per annum interest rate equal to the Prime Rate plus 3%; provided, that in no event shall such rate exceed the maximum rate permitted by law.

“Lease” has the meaning set forth in the recitals.

“Occupancy Period” has the meaning set forth in Section 2(a).

“Occupant” has the meaning set forth in the preamble.

“Occupant’s Property” has the meaning set forth in Section 14(a).

“Occupant’s Proportionate Share” has the meaning set forth in Section 3(a).

“Other Charges” shall mean all of the costs, expenses, charges and other amounts (including, without limitation, all Impositions and utility and service costs paid by Provider) of every kind and nature, which relate to the Space and the operation, management, maintenance and repair thereof, and which in each case arise or become due or payable during the Occupancy Period or, to the extent attributable to a period falling within the Occupancy Period, after the Occupancy Period, provided, however, “Other Charges” shall exclude:  (1) interest on and amortization of mortgages encumbering the Building and/or the land underlying same; (2) the cost of tenant improvements made for tenant(s) of the Building (including Provider); (3) leasing or brokerage commissions; (4) the cost of any electricity consumed in space in the Building for occupants other than Occupant (including Provider); (5) salaries and fringe benefits for Building management employees above the grade of senior building manager; (6) costs otherwise includible in Other Charges for which Provider has received reimbursement from insurance (but excluding any deductible amount); (7) costs of repair or replacements incurred by reason of insured fire or other casualty or condemnation, except to the extent of the deductible under any policies of insurance; (8) advertising and promotional expenditures in connection with the leasing of rentable areas of the Building; (9) depreciation of the Building and equipment in the Building; (10) “Rentals” (as defined in the Lease) under the Lease; (11) attorneys’ and other professional and brokerage fees incurred in connection with leasing space to tenants, exercising consent and review rights regarding a particular tenant, tenant disputes (including, disputes with Provider) and/or attorneys’ fees incurred in connection with the enforcement of any particular tenant's lease against such tenant; (12) the costs of the acquisition or leasing of any works of fine art or other movable decorative Building enhancements not constituting fixtures; (13) costs for which Provider is actually reimbursed under warranties; (14) costs incurred due to the violation by Provider (excluding Occupant) or any tenant of the Building of any laws, rules, regulations or ordinances applicable to the Building; (15) financing and refinancing costs in respect of any mortgages encumbering the Building; (16) capital expenditures and capitalized lease obligations; (17) any costs relating to any portions of the Building that are not “Office Premises” as defined in the Lease and (18) legal costs and expenses directly incurred by Provider in connection with the sale or transfer of all or any portion of the Building.

“person” means a natural person or persons, a partnership, a corporation, a limited liability company or any other form of business or legal association or entity.

“Person” means an individual, corporation, partnership, joint venture, estate, trust, unincorporated association or other entity, any federal, state, county or municipal government or any bureau, department, authority or agency thereof.

“Prime Rate” means the rate published from time to time by The Wall Street Journal as the “Prime Rate” or “Base Rate”, and if such prime rate shall cease to be so published, then the term “Prime Rate” shall mean the commercially recognized equivalent.  Any interest payable with reference to the Prime Rate shall be adjusted on a daily basis, based upon the Prime Rate in effect at the time in question, and shall be calculated with respect to the actual number of days elapsed on the basis of a 360-day year with 12 months of 30 days each.

“Provider” has the meaning set forth in the preamble.

“Provider Party” means Provider or any of its respective partners, members, shareholders, principals, officers, directors, agents, employees, consultants, contractors, predecessors, successors or Affiliates.

“Provider’s Last Month Rent” has the meaning set forth in Section 19(b).

“Regulated Activity” means the generation, manufacture, storage, handling, use, transfer, treatment, recycling, transportation, processing, production, refinement or disposal of any Hazardous Substances.

“Requirements” has the meaning set forth in Section 13.

“Seller Parent” has the meaning set forth in the recitals.

“Service Agreement” has the meaning set forth in the preamble.

“Service Fee” has the meaning set forth in Section 3(a).

“Space” has the meaning set forth in the recitals.

“Start Date” has the meaning set forth in Section 2(a).

“Substantially Complete” or “Substantial Completion” shall mean, with respect to any space, when such space is complete subject only to minor punchlist items that do not interfere with the use and occupancy of the space for its intended purpose more than to a de minimis extent; provided, that Provider shall promptly and diligently complete such punchlist items; and provided, further, that “Substantial Completion” shall require that any trading floor in such space is fully wired and operational for Occupant’s business purposes.

“Taxes” shall mean (i) the real property taxes, assessments and special assessments that are assessed and levied against the Space or any part thereof pursuant to the provisions of Chapter 58 of the Charter of New York City and Chapter 17, Title E, of the Administrative Code of The City of New York, as the same may now or hereafter be amended, or any statute or ordinance in lieu thereof in whole or in part, and (ii) fines, penalties and other similar or like governmental charges applicable to the foregoing taxes, assessments or charges and any interest or costs with respect thereto.  “Taxes” shall expressly exclude any municipal, state or federal income, inheritance, estate, excise, succession, real property transfer, recording, mortgage, transfer or gift taxes of Provider or Landlord, or any corporate franchise tax imposed upon Provider or Landlord or any gross income or gross receipts taxes to the extent the same are imposed on Provider or Landlord in lieu of net income taxes or corporate franchise taxes.

“Termination Portion” has the meaning set forth in Section 8.

“UK Seller” has the meaning set forth in the recitals.

2.

Start Date; Occupancy Period.  i)  The occupancy period of this Service Agreement (the “Occupancy Period”) shall begin (the “Start Date”) on the Closing Date (as defined in the Asset Purchase Agreement) and shall continue for eighteen (18) months after the Start Date, which period shall be automatically extended for continuous periods of six (6) months unless Occupant delivers written notice to Provider not less than sixty (60) days prior to the end of the then current Occupancy Period or until such earlier date upon which the term of this Service Agreement shall expire or be cancelled or terminated pursuant to any of the covenants or conditions of this Service Agreement or pursuant to law (the “Expiration Date”).  In no event shall the Expiration Date be later than the fifth (5th) anniversary of the Start Date.

(b)

The parties conclusively agree that the square footage of the Space is 161,734 square feet.

(c)

Provider has commenced the planning and work to separately demise the Space in a layout that is mutually satisfactory to Provider and Occupant in their reasonable discretion promptly upon the signing of the Asset Purchase Agreement, which work shall be Substantially Complete within thirty (30) days following the commencement of the Occupancy Period, subject to a reasonable extension for strikes, labor and material shortages and acts of war.  Subject to such demising, the Space shall be delivered simultaneously to Occupant, free and clear of all occupants/tenancies of Provider or any other Person (other than Occupant).

(d)

Subject to the terms and provisions of the Asset Purchase Agreement and Section 2(c) hereof, Provider shall deliver the Space with all leasehold improvements, interior offices and partitions for the duration of Occupant’s occupancy in the same location and condition as of the date of the Asset Purchase Agreement, subject to ordinary wear and tear and the demising of the Space as provided herein.  All such leasehold improvements, interior offices and partitions shall remain the property of Provider at the end of the Occupancy Period.  Subject to the terms of the Asset Purchase Agreement, all furniture, office equipment, trade fixtures, computers, peripherals and telephones (and similar equipment) shall remain in the Space as property of Occupant.

2.

Service Fee.  ii) Occupant shall pay to Provider, during the Occupancy Period of this Service Agreement, a service fee (the “Service Fee”) of Sixty-Eight and 00/100 Dollars ($68.00) per square foot, which amount it is agreed by the parties equals $10,997,912 per annum, in equal monthly installments of $916,492.67, plus Occupant’s Proportionate Share (as hereinafter defined) of Provider’s actual costs for (i) Taxes (other than interest, fines, or penalties due by reason of the late payment of any taxes or other charges), (ii) all Other Charges with respect to the Space and (iii) other services requested by Occupant from Provider such as food and beverage services, security (beyond the level provided to tenants in the Building) and normal repair and maintenance of the Space or maintenance not included under clause (ii) above, in each case, at Provider’s actual cost for such services and payable by Occupant within thirty (30) days after receipt by Occupant of an invoice from Provider therefor.  For purposes hereof, “Occupant’s Proportionate Share” shall mean 15.0%.

(c)

The Service Fee shall be payable in advance by Occupant on or before the first day of every calendar month during the Occupancy Period but not more than one (1) month in advance of the due date for any portion of the Service Fee under this Service Agreement.  Occupant on the Closing Date shall deliver to Provider a check for the first monthly installment of the Service Fee.  Provider shall deliver an estimate of the monthly Service Fee to Occupant prior to the commencement of the Occupancy Period and Occupant shall make the monthly payments required above pursuant to such estimate.  Provider shall provide Occupant with a reconciliation of the actual amount of the Service Fee within ninety (90) days following the end of the first calendar year of the Occupancy Period and each year thereafter or within ninety (90) days following the end of the Occupancy Period for any partial year.  Any difference between the estimated and the actual Service Fee shall be paid by the party owing such amount within ten (10) Business Days after such determination unless disputed by Occupant, which obligation by the applicable party to pay the difference shall survive the Expiration Date.  In the event Occupant disputes any determination of the actual Service Fee amount, Occupant shall have reasonable access to the operating books and records of the Building to confirm such determination or any inconsistency.  The parties shall resolve any such dispute within thirty (30) days with a mutually satisfactory determination in their reasonable discretion or, if the parties cannot resolve such dispute within such period, then such dispute shall be determined by arbitration in the manner as provided in Section 42 herein, and the results of such arbitration shall be conclusive and binding on the parties.

(d)

The Service Fee, and other sums and charges due to Provider under this Service Agreement shall be paid by Occupant at the office of Provider set forth above, or at such other place as Provider may designate in writing to Occupant, without any counterclaim, setoff or deduction whatsoever, and without demand therefor.  Payment of the Service Fee hereunder shall be by Occupant’s unendorsed check (subject to collection) drawn on a New York City bank which clears funds through the New York Clearing House Association (or any successor body of similar function) or by wire transfer of immediately available funds to an account designated by Provider.  If the Start Date is not the first day of a calendar month or the Expiration Date of this Service Agreement is not the last day of a calendar month, the Service Fee for the month in which the Start Date or the Expiration Date occurs shall be pro-rated on a per diem basis based on the actual number of days in such month.  Occupant’s obligations under the provisions of this Section 3 shall be apportioned for any period at the beginning or end of the Occupancy Period that is less than a full calendar year.  Provider shall have the right to demand payment during or within ninety (90) days after the expiration or earlier termination of this Service Agreement for payments due from Occupant under this Service Agreement which are attributable to the Occupancy Period.

(e)

Occupant’s obligation to pay the Service Fee hereunder shall commence from and after the Start Date for the remainder of the Occupancy Period and shall survive the expiration or earlier termination of this Service Agreement for payments due from Occupant under this Service Agreement which are attributable to the Occupancy Period; provided that Provider shall have made demand therefor within ninety (90) days after the expiration or earlier termination of this Service Agreement.

(f)

No payment by Occupant or receipt or acceptance by Provider of a lesser amount than the correct amount of any Service Fee shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Provider may accept such check or payment without prejudice to Provider’s right to recover the balance or pursue any other remedy in this Service Agreement or at law provided.

(g)

If any amount of the Service Fee payable under the terms and provisions of this Service Agreement shall be or become uncollectible, reduced or required to be refunded because of any law enacted by a governmental authority, Occupant shall enter into such agreement(s) and take such other steps (without additional expense or liability to Occupant) as Provider may reasonably request and as may be legally permissible to permit Provider to collect the maximum fees and other charges which from time to time during the continuance of such legal restriction may be legally permissible (and not in excess of the amounts reserved therefor under this Service Agreement).  Upon the termination of such legal restriction, (a) the Service Fee in question shall become and thereafter be payable in accordance with the amounts reserved herein for the periods following such termination, and (b) Occupant shall pay to Provider, to the maximum extent legally permissible, an amount equal to (i) the amount of Service Fees in question which would have been paid pursuant to this Service Agreement but for such legal restriction less (ii) the amounts with respect to such Service Fee paid by Occupant during the period such legal restriction was in effect.

2.

Use.  (a)  Occupant shall use the Space for trading operations, general, executive and administrative offices and for uses incidental and ancillary thereto and for no other purpose, and shall use and occupy the Space in full compliance with the terms of this Service Agreement.

(a)

Occupant shall not use or occupy the Space or any part thereof, or permit or suffer the Space or any part thereof to be used or occupied for any unlawful business, use or purpose, or in an unlawful manner or such manner as to constitute in law or in equity a nuisance of any kind (public or private), or for any purpose or in any way in violation of the Certificate of Occupancy for the Space in effect from time to time during the Occupancy Period (so long as such Certificate of Occupancy permits the use of the Space for office purposes) or of any Requirements, or which may make void or voidable any insurance then in force on the Space.  Occupant shall take, immediately upon the discovery of any such prohibited use, all necessary steps, legal and equitable, to compel the discontinuance of such use and Occupant shall exercise all of its rights and remedies against any occupants responsible for such use.

(b)

Occupant shall not suffer or permit the Space or any portion thereof to be used by the public without restriction or in such manner as might impair title to the Space or any portion thereof, or of implied dedication of the Space or any portion thereof, and in furtherance thereof, Occupant shall have the right to close any or all of the public areas of the Space to the public for one day in each calendar year, such day to be a holiday observed by both the State of New York and the federal government.

(c)

If any licenses, permits and/or authorizations of any Governmental Authorities required with respect to the Space pursuant to Section 13, shall be required for the proper and lawful conduct in the Space or any part thereof of the business of Occupant (or any Person claiming by, through or under Occupant), then Occupant, at Occupant’s expense, shall duly procure and thereafter maintain such licenses, permits and authorizations and submit the same to Provider for inspection.  Occupant shall at all times comply with the terms and conditions of each such license, permit and authorization.

(d)

Occupant shall not at any time use or occupy the Space, or suffer or permit anyone to use or occupy, the Space, or do anything in the Space, or permit anything to be done in the Space, in any manner (i) which violates any restrictions as to use and occupancy set forth in this Section or (ii) which violates any of Occupant’s other obligations under this Service Agreement.

3.

Services.  Subject to the payment by Occupant of any service fees related thereto, Provider shall provide or cause to be provided to Occupant all utilities and other services in the manner as previously supplied to Provider for its use of the Space, including, without limitation, electricity, condenser water, air conditioning, elevator, cleaning, mailroom and delivery/messenger center, and a lobby desk reception area shared with Provider, in each case, in a manner and in such quantities as shall be sufficient for Occupant to operate the business in the Space as operated by Provider prior to the commencement of the Occupancy Period.

4.

Condition of the Space; Alterations, etc.  iii)  Subject to the provisions of Section 2(c) hereof, Occupant shall accept the Space on the Start Date in its “as is” condition as of the date of the Asset Purchase Agreement, subject to normal wear and tear, damage by fire and other casualty and condemnation event.  Notwithstanding anything to the contrary in the Lease, except as specifically set forth herein, Provider makes no representations or warranties whatsoever with respect to the condition of the Space or the Building. In making and executing this Service Agreement, Occupant has relied solely on such investigations, examinations and inspections as Occupant has chosen to make.  Occupant acknowledges that Provider has afforded Occupant the opportunity for full and complete investigations, examinations, and inspections of the Space.

(d)

Provider shall have no obligation to make or pay for any alterations, additions, installations, substitutions, improvements, decorations or costs of restoration, removal or repair of any kind or nature whatsoever relating to the Space, except as set forth in Section 2(c) herein.

(e)

Occupant shall have the right to perform cosmetic upgrades to the Space from time to time with reasonable prior notice to Provider and subject to the requirements of the Lease and to reasonable standards otherwise imposed by Provider in connection with the performance of such upgrades.  Occupant shall not, without the prior written consent of Provider, which consent shall not be unreasonably withheld, conditioned or delayed, perform any alterations (other than as set forth in the previous sentence) to the Space.  The refusal of Landlord to consent to any such alteration if Landlord’s consent to such alteration is required pursuant to the Lease (which the parties agree is only required under the Lease for a “Material Alteration”, as defined in the Lease), shall constitute a reasonable determination by Provider to withhold consent to such alteration.  Other than for cosmetic upgrades, Occupant shall submit to Provider the plans and specifications depicting any proposed alterations (which shall be in form reasonably acceptable to Provider and, in any event, in the form required by the Lease) and which shall be promptly reviewed by Provider and, with respect to a Material Alteration, promptly after receipt by Provider, forwarded to Landlord for review, in each case, with Occupant being responsible for the actual reasonable out-of-pocket costs and expenses of Provider and Landlord (including, without limitation, all charges due under the Lease with respect thereto) reviewing the plans and specifications (provided, however, in the case of Landlord, only for Landlord reviewing plans and specifications for a Material Alteration).  In no event shall Occupant be responsible for any fee in addition to such costs and expenses for reviewing Occupant’s plans and specifications or for supervising the performance of any alteration except to the extent Provider is required to pay same under the Lease.  Occupant agrees that upon receiving Landlord’s (to the extent required pursuant to the Lease) and Provider’s consent to such plans and specifications pursuant to Article 13 of the Lease (as consented to, the “Approved Plans and Specifications”), Occupant shall cause such alterations to be constructed pursuant to the Approved Plans and Specifications and in compliance with the requirements of Article 13 of the Lease.  With respect to a Material Alteration, if Landlord shall fail to grant its approval or disapproval of such Material Alteration within the time period set forth in Section 13.01(f) of the Lease, then, at Occupant's request, Provider shall give Landlord the reminder notice provided in the next to last sentence of said Section 13.01(f).  If Provider fails to disapprove the plans and specifications for such Material Alteration within five (5) days after Landlord approves or is deemed to approve such plans and specifications, Provider shall be deemed to have approved same.

(f)

On the termination of the Lease pursuant to Article 24 therein, upon Landlord’s request the Occupant will promptly deliver to Landlord “as built” drawings, if any, of any construction, alteration, renovation and/or restoration work Occupant performed or caused to be performed in the Space, and (i) if any construction, alteration, renovation and/or restoration work with respect to such space is then proposed or in progress, Occupant’s drawings and specifications, if any, for such work, and (ii) if any construction, alteration, renovation and/or restoration work by Provider for the Occupant with respect to the Space was performed or is then proposed or in progress, the “as-built” drawings, if any, or the drawings and specifications, if any, as the case may be, for such work in Occupant’s possession.

2.

Signage.  Occupant shall have the right to erect such signage reasonably approved by Provider indicating the location of (i) Occupant’s reception area in the lobby of the Building (which area shall be shared with Provider) and (ii) Occupant’s Space on any partial floors.

3.

Reduction of Space; Termination.  (a)  Occupant shall have the option, once during the Occupancy Period, to terminate a portion of the Space which shall be mutually agreed upon with Provider (a “Termination Portion”) upon not less than twelve (12) months’ prior written notice to Provider.  Such Termination Portion shall consist of at least 10,000 rentable square feet, and be accessible by a public corridor.  Notwithstanding the foregoing, Occupant shall have the option, after March 13, 2008, to terminate (i) approximately 14,696 square feet of executive and conference center space on the 3rd floor, (ii)  approximately 5,635 square feet of conference center space on the 4th floor and/or (iii) approximately 8,000 square feet of office and trading space on the 4th floor; provided, that, such option to terminate is exercised no later than March 27, 2008.  Should any demising of a Termination Portion be necessary in connection with the termination thereof, Occupant agrees to pay for all such demising work and costs.  Upon the termination of a Termination Portion, the portion of the Service Fee set forth in Section 3(a) shall be reduced in the proportion that the square footage of the Termination Portion bears to the square footage of the Space immediately prior to the termination of such Termination Portion.  Similarly, Occupant's Proportionate Share shall be decreased proportionately.

(b)

Occupant shall have the option to terminate all of the Space within the period that is twelve (12) months prior to the fifth (5th) anniversary of the Start Date, upon not less than four (4) months’ prior written notice to Provider.  Upon such termination of the Space, Occupant shall vacate the Space and the Service Fee and all other charges under this Service Agreement shall be apportioned as of the date Occupant actually vacates the Space in the manner required under this Service Agreement.  Upon such surrender, this Service Agreement shall terminate other than with respect to those terms that shall expressly survive the termination or expiration of this Service Agreement.

4.

Access to Data Center.  Occupant shall have reasonable supervised access to the data center shown by the cross-hatching on Exhibit B (the “Data Center”) and use of a reasonable amount of space in the data center on such other terms as the parties shall agree.  In addition, Occupant shall have use of the telephone and utility closets located in a reasonably convenient location in relation to the portion of the Space in question.  Use of the telephone and utility closets shall be exclusive for a number of closets as shall be reasonably agreed between Provider and Occupant.  All use of telephone and utility closets in the data center shall be shared and subject to the general controls on use of the data center.  All changes and installations in the data center shall be subject to Provider’s approval, but not to be unreasonably withheld.

5.

Performance By Provider.  iv) So long as Occupant is not in default of any of its obligations hereunder beyond the expiration of any applicable notice and grace period, Provider shall not do, suffer or permit anything to be done on Provider’s behalf (including, without limitation, to fail to make any rental payments due under the Lease) which will result in a default under, or cause the termination of, the Lease with respect to the Space.  Provider shall indemnify and hold Occupant harmless from and against any and all losses, damages, liabilities, claims, penalties, interest, fees, costs and expenses, including without limitation reasonable attorneys’ fees and disbursements, which may be sustained or incurred by, or alleged against, Occupant (in each case, other than consequential, speculative or punitive damages) by reason of Provider’s breach of the covenant set forth in the immediately preceding sentence, except to the extent due to the negligence or willful misconduct of Occupant

(e)

Provider agrees to promptly send to Occupant copies of all notices of default pertaining to the Lease which Provider receives during the Occupancy Period of this Service Agreement with respect to the Space.  Provider shall have no liability or responsibility whatsoever for Landlord’s failure or refusal to perform under the Lease, except to the extent such failure or refusal to perform is due to the default of Provider under the Lease.

(f)

So long as Occupant is not in default of any of its obligations hereunder beyond the expiration of any applicable notice and grace period, upon Provider’s receipt of a written notice from Occupant that the Landlord has failed to perform an obligation under the Lease, Provider may, at its sole and exclusive option (which election shall be promptly made by Provider and notice thereof given to Occupant promptly thereafter) use diligent efforts to cause Landlord to observe and perform the same, but such efforts shall be at the sole reasonable cost and expense of Occupant (as opposed to of Provider) only if the obligation is that of Landlord and not of Provider (including, without limitation, reasonable attorneys’ fees and expenses), provided, however, that Provider does not guarantee Landlord’s compliance with the Lease, nor shall Provider be required to institute proceedings against Landlord to cause such performance.  Occupant shall not in any event have any rights in respect of the Space greater than Provider’s rights under the Lease with respect to the Space.

(g)

Notwithstanding anything herein or in the Lease to the contrary, Provider shall not be responsible for any failure or refusal to perform (or the interruption of services), for any reason whatsoever (except to the extent such failure or refusal to perform (or the interruption of services) is due to the default of Provider under the Lease or is otherwise due to the negligence or willful misconduct of Provider) of the services or facilities that may be appurtenant to or supplied at the Building, by the Landlord or otherwise, including, without limitation, heat, air conditioning, water, elevator service, security and cleaning service, if any; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any: (i) abatement, diminution or reduction of Occupant’s obligations under this Service Agreement (unless Provider receives a corresponding abatement, diminution or reduction under the Lease) or (ii) liability on the part of Provider, except to the extent such failure or refusal to perform (or the interruption of services) is due to the default of Provider under the Lease or is otherwise due to the negligence or willful misconduct of Provider.

2.

No Breach Of Lease Documents.  Occupant shall not do, suffer or permit any act or thing to be done in the Space or in the Building which may constitute a breach or violation of, or a default under, the Lease with respect to the Space.  Occupant shall indemnify and hold Provider harmless from and against any and all losses, damages, liabilities, claims, penalties, interest, fees, costs and expenses, including without limitation reasonable attorneys’ fees and disbursements, which may be sustained or incurred by, or alleged against, Provider by reason of Occupant’s breach of the covenant set forth in the immediately preceding sentence, except to the extent due to the default of Provider under the Lease or otherwise due to the negligence or willful misconduct of Provider.

3.

Maintenance and Repair.  Occupant shall take good care of the Space and shall assume the responsibility for interior repairs to the Space which may be necessary during the Occupancy Period of this Service Agreement, excepting only those repairs, if any, which (i) Landlord may be obligated to provide and to make under the terms and provisions of the Lease, (ii) Provider may be obligated to provide and to make under the terms and provisions of this Service Agreement, (iii) are due to the negligence or willful misconduct of Provider, (iv) consist of reasonable wear, tear or obsolescence, or (v) result from fire or other casualty.  In no event shall Occupant be required to make any extraordinary or structural repairs expect to the extent such repairs are necessitated by reason of Occupant's particular manner of use of the Space (as opposed to the use permitted under Section 4(a) of this Service Agreement) or the negligence or willful misconduct of Occupant.  Provider shall perform or shall use commercially reasonable efforts to cause Landlord to perform (to the extent such repair is an obligation of Landlord under the Lease) all repairs and maintenance to (i) all structural and non-structural portions of the Building, (ii) all exterior portions of the Building, (iii) any portion of the Space to the extent necessitated by Provider's negligence or willful misconduct, and (iv) all Building systems, pipes, conduits, utility lines and the like which run inside of the Space unless such systems, pipes, conduits, utility lines and the like only serve the Space and all Building systems, pipes, conduits, utility lines and the like outside of the Space.

4.

Requirements of Public Authorities and of Insurance Underwriters and Policies.  Throughout the Occupancy Period, Occupant, at Occupant’s expense, shall (a) timely obtain and thereafter keep in full force and effect all permits, authorizations and approvals of Governmental Authorities required for the use, occupancy, operation, maintenance, repair and insurability of the Space, and (b) promptly comply with and discharge of record any violations of any and all applicable present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes, resolutions and executive orders of federal, state, city, county or other Governmental Authorities now existing or hereafter created, and of any and all of their departments and bureaus, and of any applicable Fire Rating Bureau or other body exercising similar functions (collectively, “Requirements”) affecting the Space or affecting the maintenance, use or occupation of the Space; provided, however, notwithstanding anything to the contrary herein, Occupant shall have no obligation to comply with any Requirement except to the extent such Requirement relates to Occupant's particular manner of use of the Space (as opposed to the use permitted under Section 4(a) of this Service Agreement) or is due to the negligence or willful misconduct of Occupant.  Occupant also shall comply with any and all provisions and requirements of any casualty, liability or other insurance policy required to be carried by Occupant under the provisions of this Service Agreement.

5.

Occupant’s Property.

(a)

All movable partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment and other fixtures and personal property, whether or not attached to or built into the Space, which are installed in the Space by or for the account of Occupant and can be removed without structural damage to the Building, provided the same are owned or leased by Occupant, and all furniture, furnishings and other articles of movable personal property owned or leased by Occupant and located in the Space (herein collectively called “Occupant’s Property”) shall be and shall remain the property of Occupant and may be removed by Occupant at any time during the Occupancy Period; provided, that if any of Occupant’s Property is removed, Occupant shall repair or pay the cost of repairing any damage to the Space resulting from the installation and/or removal thereof.

(b)

At or before the expiration of the Occupancy Period, or the date of any earlier termination of this Service Agreement with respect to all or part of the Space, or within 30 days after such an earlier termination date, Occupant may, at its option and at its expense, remove from the Space or the portions thereof as to which such expiration has occurred, as the case may be, all of Occupant’s Property and Occupant shall repair any damage to the Space resulting from the removal by Occupant of Occupant’s Property.

(c)

After the expiration of the Occupancy Period, or after a period of 30 days following an earlier termination date, any items of Occupant’s Property which shall remain in the Space or the portions thereof as to which such expiration has occurred, as the case may be, shall be deemed to have been abandoned, and in such case such items shall be retained by Provider as its property or removed and disposed of by Provider, without accountability, in such manner as Provider shall determine, at Occupant’s reasonable expense.  Provider shall have no obligation to Occupant with respect to any items of Occupant’s Property remaining in the Space after the Expiration Date or thirty (30) days after any earlier termination date.

6.

Assignment.  Occupant shall not assign, sell, mortgage, pledge or in any manner transfer this Service Agreement or any interest therein, or grant any concession or license or otherwise permit occupancy of all or any part of the Space by any person, without the prior written consent of Provider, in its sole discretion.  Notwithstanding the foregoing contained herein, Occupant may assign this Service Agreement in whole and in connection with the merger, consolidation, or sale of substantially all of the assets of the parent of Occupant consistent with the terms and provisions of the Asset Purchase Agreement and so long as such Person shall assume the obligations of Occupant hereunder in writing.

7.

Late Charges.  If any payment of the Service Fee is not paid within ten (10) Business Days after its due date, Occupant shall pay a late charge on the sums so overdue equal to the Late Charge, for the period from such date to the date of actual payment, to compensate Provider for its administrative costs and expenses incurred by reason of Occupant’s failure to make prompt payment and the Late Charges shall be payable by Occupant, on demand.  No failure by Provider to insist upon the strict performance by Occupant of its obligations to pay late charges shall constitute a waiver by Provider of its right to enforce the provisions of this Section in any instance thereafter occurring.  The provisions of this Section shall not be construed in any way to extend the grace periods or notice periods provided for in Section 17 or to limit Provider’s remedies thereunder or under any other provision of this Service Agreement.

8.

Event of Default.  (a)

From and after the date hereof, the occurrence of each of the following events shall be an “Event of Default” hereunder:

(i)

if Occupant shall fail to make any payment of any Service Fee or any part thereof (including Occupant's Proportionate Share of Taxes, Other Charges and other services as provided in Section 3(a)(i), (ii) and (iii)), when the same shall become due and payable, and such failure shall continue unremedied for a period of 10 Business Days after notice from Provider to Occupant to cure such Default;

(ii)

if Occupant shall fail to observe or perform one or more of the other terms, conditions, covenants or agreements of this Service Agreement and such failure shall continue for a period of thirty (30) days after notice thereof by Provider to Occupant specifying such failure (unless such failure cannot be cured by payment of money and requires work to be performed, acts to be done, or conditions to be removed which cannot by their nature reasonably be performed, done or removed, as the case may be, within such thirty (30) day period, in which case no Event of Default shall be deemed to exist under this Section as long as Occupant shall have commenced curing the same within such thirty (30) day period and Occupant shall prosecute the same to completion with reasonable diligence;

(b)

If any Event of Default shall occur, then to the extent permitted by law, this Service Agreement and the Occupancy Period and all rights of Occupant under this Service Agreement shall expire and terminate on the date on which such Event of Default occurs, as if such date were the date herein definitely fixed for the expiration of the Occupancy Period.  If any Event of Default shall occur and Provider, at any time thereafter during the continuance of such Event of Default, at its option, gives written notice to Occupant stating that this Service Agreement and the Occupancy Period shall expire and terminate on the date specified in such notice, which date shall be not less than 10 days after the giving of such notice, then this Service Agreement and the Occupancy Period and all rights of Occupant under this Service Agreement shall expire and terminate on the date specified in such notice as if such date were the date herein definitely fixed for the expiration of the Occupancy Period.  Upon such termination pursuant to this Section, Occupant immediately shall quit and surrender the Space.

1.

Remedies.  In the event Occupant defaults in the performance of any of the terms, covenants or conditions of this Service Agreement beyond all applicable notice and cure periods, Provider shall be entitled to exercise any and all of the rights and remedies to which it is entitled by law or in equity, and also any and all of the rights and remedies specifically provided for in the Lease, which are hereby incorporated herein and made part hereof with the same force and effect as if herein specifically set forth in full, and wherever in the Lease rights and remedies are given to Landlord, the same shall be deemed to refer to Provider.  Notwithstanding the foregoing, Provider hereby affirmatively waives any summary proceedings afforded to a party under New York law for the ejectment of an occupant from any real property.

2.

End of Occupancy Period; Holdover.  v) On the date upon which the Occupancy Period shall expire and come to an end, whether on expiration, surrender, by lapse of time, termination, re-entry by Landlord pursuant to Article 24 of the Lease or otherwise, Occupant, at Occupant’s sole cost and expense, shall quit and surrender the Space to Provider in the same good order and condition as Provider delivers to Occupant and otherwise as required by this Service Agreement, (i) ordinary wear, tear and obsolescence, (ii) repairs which are the responsibility of Provider hereunder, and (iii) damage by fire or other casualty excepted.  Occupant shall remove any alterations made by Occupant and may remove all of Occupant’s Property.

(f)

The parties recognize and agree that the damage to Provider resulting from any failure by Occupant to timely surrender possession of the Space as aforesaid will be substantial, will exceed the amount of the monthly installments of Service Fees theretofore payable hereunder, and will be impossible to accurately measure.  Occupant therefore agrees that if occupancy of the Space is not surrendered to Provider within twenty-four (24) hours of the Expiration Date or sooner termination of the Occupancy Period, in addition to any other rights or remedy Provider may have hereunder, at law or in equity, and in addition to all Service Fees due or accruing during any holdover period, Occupant shall pay to Provider for each month and for each portion of any month hereunder during which Occupant holds over in the Space after the Expiration Date or sooner termination of the this Service Agreement, a sum equal to one and one-half (1.5) times the fixed monthly rent that a willing lessee would pay and a willing lessor would accept for the Space under then-current market conditions as reasonably determined by Licensor based on at least two independent assessments of licensed commercial real estate brokers for each month or portion thereof that Occupant holds over, following the Expiration Date or sooner termination of this Service Agreement.  Nothing herein contained shall be deemed to permit Occupant to retain possession of the Space after the Expiration Date or sooner termination of this Service Agreement and no acceptance by Provider of payments from Occupant after the Expiration Date or sooner termination of the Occupancy Period shall be deemed to be other than on account of the amount to be paid by Occupant in accordance with the provisions of this Section, which provisions shall survive the Expiration Date or sooner termination of this Service Agreement unless and until Licensee shall surrender the Space to Licensor and pay all amounts due and owing hereunder to Licensor.

(g)

If Occupant shall remain in occupancy of any portion of the Space beyond the Expiration Date or earlier termination of this Service Agreement, notwithstanding the acceptance of any Service Fees paid by Occupant pursuant to the preceding provisions, Provider shall be entitled to invoke any right allowed by law or equity; provided, however, that Occupant shall not be subject to any consequential damages arising out of such holdover.

2.

Discharge of Liens; Bonds.  Occupant shall not create or cause, or permit or suffer to be created any lien, encumbrance or charge upon Occupant’s occupancy of the Space or any part thereof.

3.

Right of Inspection.

(a)

Occupant shall permit Provider and Landlord and their respective agents, representatives, consultants, lenders and contractors to enter the Space at all reasonable times on reasonable notice (except in the case of an emergency), but subject to the reasonable requirements of Occupant for the purpose of (a) inspecting the Space, (b) determining whether or not Occupant is in compliance with its obligations hereunder, (c) making any restoration which Provider or Landlord is required or permitted to perform pursuant to the terms of the Lease, (d) to exercise any of Landlord’s rights under Article 21 of the Lease and/or (e) in the case of an emergency (i.e., a condition presenting imminent danger to the health or safety of persons or to property), or during the continuation of an Event of Default, making any necessary repairs or alterations to the Space and/or performing any work therein, whether necessitated by a Requirement or otherwise, provided that in the case of an emergency, Provider or Landlord shall make a reasonable attempt to communicate with Occupant to alert Occupant to the necessary repair and shall use commercially reasonable efforts to minimize any disruption to Occupant’s business.  After all of Provider’s transitional and clearing services (including, but not limited to, mail delivery and operational and technical support) have ended, Provider shall not enter Occupant’s trading floors until after trading hours unless there is an emergency situation.  Occupant shall have the right to have a representative of Occupant accompany Provider and/or Landlord and their respective representatives, consultants, lenders and contractors during any entry.

(b)

Provider, Landlord and Persons authorized by each shall have the right to enter and pass through the Space at any reasonable time upon reasonable notice to Occupant to show the Space to prospective purchasers and lenders, subject to the right of Occupant to have a representative present as provided in Section 21(a) hereof.

4.

Subordination; Attornment.  This Service Agreement shall be expressly subject and subordinate to (i) all of the terms, covenants and conditions contained in the Lease, except such as are irrelevant or inapplicable or otherwise addressed in this Service Agreement, and (ii) all other matters to which the Lease is subordinate.  In the event of termination of the Lease, and re-entry and dispossession of the Provider by Landlord, Landlord, may, at its option, take over all right, title and interest of Provider under this Service Agreement and Occupant shall, at Landlord’s option, attorn to Landlord, as the case may be, pursuant to the terms of this Service Agreement, except that Landlord shall not be (i) bound, liable or obligated (as appropriate) for or with respect to the matters set forth in Section 24 of the Lease, (ii) liable for any previous act or omission of Provider under this Service Agreement, (iii) subject to any offset which theretofore accrued to Occupant against Provider, (iv) liable for any security deposited by Occupant which has not been transferred to Landlord, (v) bound by any previous modification of this Service Agreement or by any previous prepayment of more than one month’s Service Fees, (vi) bound by any covenant to undertake or complete any construction of the premises or any portion thereof demised by this Service Agreement, and (vii) bound by any obligation to make any payment to or on behalf of the Occupant, except for services, repairs, maintenance and restoration provided for under the Service Agreement to be performed after the date of such termination, re-entry or dispossess by Landlord under the Lease and which landlords of like properties ordinarily perform at the landlord’s expense, it being expressly understood, however, that Landlord shall not be bound by any obligation to make payment to or on behalf of Occupant with respect to construction performed by or on behalf of Occupant at the Space.

5.

Damage, Destruction and Other Casualty.  Notwithstanding anything to the contrary set forth in this Service Agreement, if the Space or any portion thereof shall be damaged by fire or other casualty or be condemned or taken in any manner for a public or quasi-public use, Occupant agrees that it shall be the obligation of Provider to repair, restore and rebuild the Space pursuant to Section 8.01 of the Lease.  In the event of such casualty or condemnation, this Service Agreement shall continue in full force and effect, unless in connection therewith Landlord or Provider terminates the Lease pursuant to the provisions thereof.  Pending restoration of any damage caused by such casualty or taking, to the extent Provider, as tenant under the Lease, actually receives an abatement of rent payable pursuant to the Lease, the Service Fee payable pursuant to this Service Agreement shall be apportioned (in proportion to the portion of the Space as is useable) during the period of any such abatement in the same proportion as the abatement provided to Provider as tenant under the Lease.  The parties agree that this Section constitutes “an express agreement to the contrary” governing any case of damage or destruction of the Space or the Building by fire or other casualty under Section 227 of the New York Real Property Law, and such law or any other law of like import providing to the contrary now or hereafter in force shall have no application.

6.

Insurance.  Occupant shall maintain, at its own expense, the following insurance throughout the term of this Service Agreement with insurance carriers rated at least A-, VII by AM Best.  All insurance will be with insurers reasonably acceptable to Provider.  Occupant will provide Provider with certificates or renewal certificates of such insurance, including confirmation that Provider will be provided at least 30 days prior written notice of cancellation or material change:

*

Workers’ Compensation insurance in such form, and in such amounts, as required by law including Employers’ Liability insurance in an amount of at least $1,000,000 per occurrence.

*

Commercial General Liability, on an occurrence form, including completed operations, contractual liability and a broad form property damage endorsement with combined single limit of not less than $5,000,000 per occurrence for bodily injury, including death, and property damage.

*

If applicable, Commercial Automobile Liability covering all owned, non-owned and/or hired motor vehicles with a limit of at least $1,000,000 combined single limit per person/accident.

*

All-Risk property insurance valued on replacement cost basis.

In addition, the following entities must be added as “Additional Insureds” to the liability policies of Occupant:

300 Madison

*

The Canadian Imperial Bank of Commerce and each of its subsidiaries and affiliates, including Provider, as now exist or may hereinafter be constituted;

*

Brookfield Properties Corporation and each of its subsidiaries and affiliates, including without limitation, Brookfield Financial Properties, L.P., BFP 300 Madison II LLC, BFP 300 Madison A LLC, BFP 300 Madison B LLC, BFP 300 Madison I LLC, and BFP 300 Madison M LLC;

*

Deutsche Bank Trust Company Americas, as Indenture Trustee.

1.

Right to Cure Defaults and Damages.  If Occupant shall at any time fail to make any payment or perform any other obligation of Occupant hereunder within the applicable cure and grace period, if any, then Provider shall have the right, but not the obligation, after ten (10) days’ notice to Occupant, or without notice to Occupant in the case of any emergency, and without waiving or releasing Occupant from any obligations of Occupant hereunder, to make such payment or perform such other obligation of Occupant in such manner and to such extent as Provider shall reasonably deem necessary, and in exercising any such right, to pay any incidental costs and expenses, employ attorneys, and incur and pay reasonable attorneys’ fees and disbursements.  Occupant shall pay to Provider within thirty (30) days after demand all reasonable sums so paid by Provider and all reasonable incidental costs and expenses of Provider in connection therewith, together with the charges and interest thereon in the amounts and at the rates set forth in Section 16 in the event such payment is paid later than thirty (30) days after demand.

2.

Brokerage.  Each party represents and warrants to the other that it has not dealt with any broker or person in connection with this Service Agreement.  The execution and delivery of this Service Agreement by each party shall be conclusive evidence that such party has relied upon the foregoing representation and warranty.  Provider shall indemnify and hold Occupant harmless from and against any and all claims for commission, fee or other compensation by any person who shall claim to be entitled to a brokerage commission pursuant to the Lease or to have dealt with Provider in connection with this Service Agreement and for any and all costs incurred by Occupant in connection with such claims, including, without limitation, reasonable attorneys’ fees and disbursements.  This provision shall survive the expiration or earlier termination of this Service Agreement.

3.

Representations.  (a)  Provider covenants, represents and warrants as follows:

(i)

The Lease is in full force and effect, and to Provider’s knowledge, Provider is not in breach or default of any of its obligations under the Lease, nor to Provider’s knowledge is there any state of facts which, with notice and/or the passage of time would constitute a breach or default by Provider under the Lease;

(ii)

Provider has not received any notice from Landlord asserting that Provider has breached or is in default under the Lease;

(iii)

Provider has not received any notice of violation of any laws, ordinances, codes, rules, regulations or requirements (including, without limitation, from any insurer) affecting the Space or Building;

(iv)

To Provider's knowledge, Landlord is not in default of any of its obligations under the Lease and there are no disputes or litigations pending between Provider and Landlord;

(v)

Provider, subject to the receipt of written approval by Landlord, is authorized and empowered to enter into this Service Agreement, and that the signing person is fully authorized to sign this Service Agreement; and

(vi)

The same method used to calculate the square footage of the Space under the Lease was used to calculate the square footage of the Space in this Service Agreement.

(b)

Occupant covenants, represents and warrants to Provider that Occupant is authorized and empowered to enter into this Service Agreement, and that the signing person is fully authorized to sign this Service Agreement.

4.

Liability.  Notwithstanding any other provision contained in this Service Agreement to the contrary, each party shall look only to the assets of the other party for the satisfaction of any liability of the other party under this Service Agreement, it being expressly understood and agreed that any partner, member, officer, director, employee or agent of Provider or Occupant as an individual shall not be held personally liable for such obligations and neither party shall pursue satisfaction of any judgment against the other against assets of any individual partner, member, officer, director, employee or agent of such other party.

5.

Indemnity.  (a)  Occupant hereby agrees to indemnify, defend and hold harmless Provider, its subsidiaries and affiliates, and their respective partners, members, officers, directors, employees and agents from and against all claims, losses, damages, liabilities, costs and expenses arising out of, relating to or resulting from, (i) any breach by Occupant of any of the representations, warranties, covenants or agreements of Occupant under this Service Agreement and any breach or default by Occupant or any sublessees or assignees of Occupant in the compliance with those terms, covenants and conditions of the Lease to which this Service Agreement is subject and subordinate, (ii) the conduct of business in or management of the Space during the Occupancy Period or while Occupant is in possession of, or otherwise occupies all or any part of, the Space, (iii) any work or thing whatsoever done or any condition created in or about the Space during the Occupancy Period or while Occupant is in possession of or otherwise occupies all or any part of the Space or (iv) any act or omission of Occupant or of any licensee, invitee or other occupant of, or person present at, the Space (including those of any assignee or sublessee of Occupant) or of any employee, agent or contractor of any of the foregoing during the Occupancy Period or while Occupant is in possession of, or otherwise occupies, all or any part of the Space (including, without limitation, workers’ compensation payments/benefits for officers, agents and employees of Occupant), in each case, only to the extent not due to the negligence or willful misconduct of Provider or other sublessees or assignees of Provider (other than Occupant).  Occupant shall have no liability for any indirect or consequential damages (including, but not limited to, lost revenue, loss of profits and failure to realize expected savings) suffered either by Provider or by any party claiming through Provider.

(a)

Provider hereby agrees to indemnify, defend and hold harmless Occupant, its partners, members, officers, directors, employees and agents from and against any and all claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) arising out of, relating to or resulting from (i) any litigation relating to any competing claims of occupancy rights to the Space, (ii) any breach by Provider of any of the representations, warranties, covenants or agreements of Provider under this Service Agreement and any actual or alleged breach of the Lease by Provider or any of its Affiliates, (iii) any failure of the Service Agreement to be valid (other than due to the fault of Occupant or its Affiliates), and (iv) any inability of Occupant or its Affiliates to occupy the Space.  Provider shall have no liability for any indirect or consequential damages (including, but not limited to, lost revenue, loss of profits and failure to realize expected savings) suffered either by Occupant or by any party claiming through Occupant.

(b)

Provider and Occupant hereby mutually agree to indemnify, defend and hold harmless the other party with respect to third party losses, except in cases where the injury or damage is a result of the negligence of the other party or the negligence or willful misconduct relating to Occupant’s actual occupancy of the Space or Occupant’s business operations.  The indemnification provisions of this Section 29(a), (b) and (c) shall survive the Expiration Date or sooner termination of this Service Agreement.

6.

Authority.  The person signing this Service Agreement on behalf of Occupant represents that he or she has full right and authority to execute this Service Agreement on behalf of Occupant, and that this Service Agreement constitutes a valid and binding obligation of Occupant enforceable against Occupant in accordance with its terms.

7.

Confidentiality.  Occupant shall treat the terms of the Lease with confidentiality and agrees not to disclose the terms thereof to any person or entity, other than (i) its legal counsel, (ii) its auditors or lenders, (iii) as required in order to enforce its rights under this Service Agreement, or (iv) as otherwise required by any Requirements. Each of Occupant and Provider shall treat the terms of this Service Agreement with confidentiality and agrees not to disclose the terms thereof to any person or entity other than in accordance with clauses (i) through (iv) above, without the consent of the other, which consent shall not be unreasonably withheld or delayed.

8.

Consents and Approvals.  Except as otherwise provided specifically herein, whenever it is provided in the Lease that the prior written consent or approval or other act of the Landlord is required for or as a condition to any act on the part of Provider, then for the purpose of this Service Agreement the prior written consent or approval or other act of Provider and Landlord shall be required for or as a condition to any corresponding act on the part of Occupant.  Provider shall cooperate with Occupant in obtaining the consent or approval of Landlord, and shall upon request of Occupant, promptly make any such request and submit any necessary information (after Provider’s receipt of such information from Occupant) for the consent or approval of Landlord.  Whenever the consent or approval of Landlord is required under the Lease, if Landlord shall withhold its consent or approval for any reason, or delay the giving of such consent or approval, Provider shall be deemed to be acting reasonably if it shall also withhold or delay its consent or approval.

9.

Notices.  All notices, consents, approvals, demands and requests which are required or desired to be given by either party to the other hereunder shall be in writing and shall be personally delivered, sent by reputable overnight courier delivery service or sent by United States registered or certified mail and deposited in a United States post office, return receipt requested and postage prepaid.  Notices, consents, approvals, demands and requests which are served upon Provider or Occupant in the manner provided herein shall be deemed to have been given or served for all purposes hereunder on the day personally delivered or refused, the next business day after sending by overnight courier as aforesaid or on the third (3rd) business day after mailing as aforesaid.  All notices, consents, approvals, demands, and requests given to Provider or Occupant shall be addressed to the address set forth at the beginning of this Service Agreement (except that any notice to be delivered to Occupant hereunder after the Start Date shall be delivered to Occupant at the Space) with a copy at the same time and in the same manner, in the case of notices to Provider, to James B. Carlson, Esq., Mayer Brown LLP, 1675 Broadway, New York, New York 10019, and in the case of notices to Occupant, to Patricia Moran, Esq., Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York  10036.  Either party may from time to time change the names and/or addresses to which notices, consents, approvals, demands and requests shall be addressed by a notice given in accordance with the provisions of this Section. Notices hereunder from either party may be given by such party’s attorney.

10.

Termination of Lease.  If for any reason the term of the Lease with respect to the Space shall terminate prior to the Expiration Date, this Service Agreement shall thereupon be terminated and Provider shall not be liable to Occupant by reason thereof unless both: (a) Occupant shall not then be in default of any of its obligations under this Service Agreement beyond all applicable notice and grace periods, and (b) said termination shall have been effected because of the breach or default of Provider under the Lease.

11.

Service Agreement and Not a Lease.  This Service Agreement is not to be construed as in any way granting to Occupant any real property interest in the Space; it being intended, that this Service Agreement merely permits Occupant to enter upon and use the Space in accordance with the terms hereof and shall not be deemed to grant to Occupant a leasehold or other real property interest in the Space.

12.

No Waiver.  The failure of either party to insist in any one or more cases upon the strict performance or observance of any obligation hereunder or to exercise any right or option contained herein shall not be construed as a waiver or relinquishment for the future of any such obligation, right or option.  Provider’s receipt and acceptance of the Service Fee, or either party’s acceptance of performance of any other obligation by the other party, with or without knowledge of such other party’s breach of any provision of this Service Agreement, shall not be deemed a waiver of such breach.  No waiver by either party of any term, covenant or condition of this Service Agreement shall be deemed to have been made unless expressed in writing and signed by that party.

13.

Complete Agreement.  There are no representations or prior or contemporaneous oral or prior written agreements, arrangements or understandings, between the parties relating to the subject matter of this Service Agreement which are not fully expressed in this Service Agreement.  This Service Agreement cannot be changed or terminated other than by a written agreement executed by both parties.

14.

Successors and Assigns.  The provisions of this Service Agreement, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  In the event of any assignment or transfer of Provider’s interest in the Lease, the transferor or assignor, as the case may be, shall be and hereby is entirely relieved and freed of all obligations under this Service Agreement arising from and after the date of any such assignment or transfer provided that the transferee or assignee, as the case may be, assumes in writing all of the obligations and liabilities of Provider hereunder.

15.

Interpretation.  Irrespective of the place of execution or performance, this Service Agreement shall be governed by and construed in accordance with the laws of the State of New York.  If any provision of this Service Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Service Agreement and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law.  The captions, headings and titles, if any, in this Service Agreement are solely for convenience of reference and shall not affect its interpretation.  This Service Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Service Agreement to be drafted.  Each covenant, agreement, obligation or other provision of this Service Agreement shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Service Agreement unless otherwise expressly provided.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.  This Service Agreement may be executed in counterparts or with counterpart signature pages, which together shall be deemed one and the same instrument.

16.

Consent of Landlord.  Provider shall use good faith efforts to obtain the Landlord’s Consent and Occupant shall cooperate with Provider in this regard and use good faith efforts to obtain such consent.

17.

Environmental Provisions.  Occupant covenants and agrees that:

(a)

During the Occupancy Period Occupant shall (i) not take any action which will cause the Space to fail to comply with any Environmental Laws applicable thereto, (ii) not use and shall prohibit the use of the Space for Regulated Activities (other than in connection with the customary operation and maintenance of the Space and in commercially reasonable quantities as a consumer thereof, subject to, in any event, compliance with Environmental Laws) and (iii) cause any alterations to be done in a way so as to not expose the persons working on or visiting the Space to Hazardous Substances and in connection with any such alterations shall not introduce any Hazardous Substances to the Space which are not in compliance with Environmental Laws or which present a danger to the health of persons working on or visiting the Space.

(b)

Upon reasonable prior notice, Provider, Landlord and its lender and their respective agents, representatives and employees shall have the right at all reasonable times and during normal business hours, except to the extent such access is limited by applicable law, and subject to the reasonable security requirements of Occupant, to enter upon and inspect all or any portion of the Space.  Provider, Landlord or its lender, at their sole expense (except as provided below in this Section, may retain an environmental consultant to conduct and prepare reports of such inspections, and Occupant shall be given a reasonable opportunity to review any and all reports, data and other documents or materials reviewed or prepared by the consultant, and to submit comments and suggested revisions or rebuttals to same.  The inspection rights granted to Provider, Landlord and its lender in this Section shall expressly include the right to conduct soil borings and other customary environmental tests, assessments and audits in compliance with applicable Requirements.  Occupant agrees to bear and shall pay or reimburse Provider within thirty (30) days after demand for all reasonable out-of-pocket expenses (including reasonable attorneys, fees and disbursements and administrative and similar costs of Provider, but excluding internal overhead) reasonably relating to, or incurred by Provider or Landlord in connection with the inspections, tests and reports described in this Section only in the following situations:

(i)

If solely and directly due to the actions or inaction of Occupant, (1) there exists an Environmental Violation (as hereinafter defined) or (2) a Hazardous Substance is present on, at, under, within or emanating to or from the Space, or is migrating to or from adjoining property, except under conditions permitted by applicable Environmental Laws and not prohibited by this Service Agreement; or

(ii)

If any such inspection reveals an Environmental Violation or that a Hazardous Substance is present on, to, under, within or emanating to or from the Space or is migrating to or from adjoining property, except under conditions permitted by applicable Environmental Laws and not prohibited by this Service Agreement, and any of such items revealed by such inspection arises solely and directly by reason of the negligence or willful misconduct of Occupant; or

(c)

To the extent that Occupant has actual knowledge thereof, Occupant shall promptly provide notice to Provider of:

(i)

any proceeding or investigation commenced or threatened by any Governmental Authority with respect to the presence, release or threatened release of any Hazardous Substance on, at, under, within or emanating to or from the Space;

(ii)

all claims made or any lawsuit or other legal action or proceeding brought by any Person against (A) Occupant, Provider or Landlord or the Space or any portion thereof, or (B) any other party occupying the Space or any portion thereof, in either such case relating to any loss or injury allegedly resulting from any Hazardous Substance or relating to any violation or alleged violation of Environmental Law; and

(iii)

the discovery of any occurrence or condition on the Space or on any real property adjoining or in the vicinity of the Space, which reasonably could be expected to lead to the Space or any portion thereof being in violation of any Environmental Law or subject to any restriction on ownership, occupancy, transferability or use under any Environmental Law (collectively, an “Environmental Violation”) or which might subject Provider, Landlord or Occupant to an Environmental Claim.

18.

Arbitration.  (a)  Either party may request arbitration in such cases where this Service Agreement expressly provides for the settlement of a dispute or question by arbitration, and only in any of such cases, the same shall be settled by arbitration in the Borough of Manhattan, City, County and State of New York, conducted to the extent consistent with this Section 42 in accordance with the rules then obtaining of the American Arbitration Association, or any successor body of similar function, governing commercial landlord/tenant arbitration, except that the foregoing shall not be deemed or construed to require that such arbitration actually be conducted by or before the American Arbitration Association or any successor body of similar function.  The arbitration shall be conducted before arbitrators selected as follows:  The party desiring arbitration shall appoint a disinterested person as arbitrator on its behalf and give notice thereof to the other who shall, within twenty (20) days thereafter, appoint a second disinterested person as arbitrator on its behalf and give written notice thereof to the first party.  The arbitrators thus appointed shall, within twenty (20) days after the date of the appointment of the second arbitrator, appoint a third disinterested person, who shall be a person licensed by the State of New York (if such license is required by law) or otherwise qualified and having the necessary expertise, including at least ten (10) year’s experience, in the matter or discipline which is the primary subject or is primarily involved in such arbitration.  If the arbitrators thus appointed shall fail to appoint such third disinterested person with said twenty (20) day period, then either party may, by State of New York for the First Judicial Department, which application shall be made within fifteen (15) days after the end of said twenty (20) day period, seek to appoint such third disinterested person, such appointment being made not later than thirty (30) days after the date of said application.  Upon such appointment, such person shall be the third arbitrator as if appointed by the original two arbitrators.  The decision of the majority of the arbitrators shall be final, non-appealable, conclusive and binding on all parties and judgment upon the award may be entered in any court having jurisdiction.  If a party who shall have the right pursuant to the foregoing, to appoint an arbitrator, fails or neglects to do so, then and in such event the other party shall select the arbitrator not so selected by the first party, and upon such selections, such arbitrator shall be shared equally by Provider and Occupant, unless this Service Agreement expressly provides otherwise, but each party shall pay and be separately responsible for its own counsel and witness fees and disbursements, unless this Service Agreement expressly provides otherwise.  Provider and Occupant agree to sign all documents and to do all other things reasonably necessary to submit any such matter to arbitration and further agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder and agree that a judgment or order may be entered in any court of competent jurisdiction based on an arbitration award (including the granting of injunctive relief).

(b)

The arbitrators shall be disinterested persons having at least ten (10) years’ experience in the County of New York in a calling connected with the dispute, and shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but any such consultation shall be made in the presence of both parties, with full right on their part to cross-examine such experts and authorities.  The arbitrators shall render their decision and award upon the concurrence of at least two (2) of their number, not later than thirty (30) days after appointment of the third arbitrator.  Their decision and award shall be in writing and counterpart copies thereof shall be delivered to each of the parties.  In rendering their decision and award, the arbitrators shall have no power to modify or in any manner alter or reform any of the provisions of this Service Agreement, and the jurisdiction of the arbitrators is limited accordingly.

19.

Release.  Occupant hereby releases Provider and each of its subsidiaries and affiliates and agrees to obtain a waiver of its insurer’s right of subrogation against Provider, with respect to any claim (including a claim for negligence) which it might otherwise have against Provider and each of its subsidiaries and affiliates for loss (including insurance deductibles and retentions), damage or destruction with respect to its property, whether owned or leased, occurring during the term of this Service Agreement.

 [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Service Agreement as of the day and year first above written.

CIBC DELAWARE HOLDINGS INC.,
a Delaware corporation

By:__________________________

Name:

Title:

OPPENHEIMER & CO. INC., a New York corporation

By:__________________________

Name:

Title:

EXHIBIT A

Floor Plan

(see attached)

EXHIBIT B

Floor Plan of Data Center

(see attached)